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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 15

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 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                     Commission File Number: ______________


                                CARNEGIE BANCORP
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             (Exact Name of registrant as specified in its charter)


                               619 Alexander Road
                          Princeton, New Jersey 08540
                                 (609) 520-0601
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Common Stock, no par value per share
                       Warrants to Purchase Common Stock
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


            Rule 12g-4(a)(1)(i) [X]       Rule 12H-3(b)(1)(ii)[ ]
            Rule 12g-4(a)(1)(ii)[ ]       Rule 12h-3(b)(2)(i) [ ]
            Rule 12g-4(a)(2)(i) [ ]       Rule 12h-3(b)(2)(ii)[ ]
            Rule 12g-4(a)(2)(ii)[ ]
            Rule 12h-3(a)(1)(i) [ ]       Rule 15d-6          [ ]


     Approximate number of holders of record as of the certification or notice date: None.


     Pursuant to the requirements of the Securities Exchange Act of 1934, Carnegie Bancorp has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: July 31, 1998


                                          By: /s/ MARK A. WOLTERS
                                              ---------------------------------
                                              Executive Vice President

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